Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on May 30, 2012) pertaining to the 2012 Equity Incentive Plan of Axcelis Technologies, Inc. of our reports dated February 29, 2012, with respect to the consolidated financial statements of Axcelis Technologies, Inc. and the effectiveness of internal control over financial reporting of Axcelis Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 30, 2012